                                                                    Exhibit 12.1


                             EXPRESS SCRIPTS, INC.
        STATEMENTS RE COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
            YEARS ENDED DECEMBER 31, 1994, 1995, 1996, 1997 AND 1998
                 AND THREE MONTHS ENDED MARCH 31, 1998 AND 1999



                                                                    Year Ended December 31,
                                        ---------------------------------------------------------------------------------
(in thousands)                              1994             1995             1996             1997            1998
                                        --------------   --------------  ---------------  ---------------  --------------
Fixed charges:
  Interest expense (1)                     $       68       $       86       $       59        $     225         $20,230
  Interest portion of rental expense              443              627              700              757           1,292
                                        --------------   --------------  ---------------  ---------------  --------------
    Total fixed charges                           511              713              759              982          21,522

Earnings:
  Income before income taxes and
    extraordinary items (2)                    20,776           29,634           43,080           54,706          76,240

                                        ==============   ==============  ===============  ===============  ==============
Total adjusted earnings                       $21,287          $30,347          $43,839          $55,688         $97,762
                                        ==============   ==============  ===============  ===============  ==============

Ratio of earnings to fixed charges              41.66            42.56            57.76            56.71            4.54
                                        ==============   ==============  ===============  ===============  ==============



                                               Three Months Ended
                                                    March 31,
                                         --------------------------------
(in thousands)                                1998             1999
                                         ---------------  ---------------
Fixed charges:
  Interest expense (1)                       $       14         $  6,222
  Interest portion of rental expense                194              994
                                         ---------------  ---------------
    Total fixed charges                             208            7,216

Earnings:
  Income before income taxes and
    extraordinary items (2)                      16,168           24,171

                                         ===============  ===============
Total adjusted earnings                         $16,376          $31,387
                                         ===============  ===============

Ratio of earnings to fixed charges                78.73             4.35
                                         ===============  ===============





(1)  Interest expense includes the amortization on our deferred financing fees.

(2) Income before income taxes and extraordinary items includes corporate restructuring charges of $1,651,000 for the year ended December 31, 1998.